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                                                                     Exhibit 4.3

                    PREFERRED STOCK TRANSFER AGENCY AGREEMENT

                                     between

                            GENERAL CABLE CORPORATION

                                       and

                          MELLON INVESTOR SERVICES LLC

                          Dated as of November 24, 2003

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                    PREFERRED STOCK TRANSFER AGENCY AGREEMENT

         AGREEMENT, made as of November 24, 2003 (the "Agreement"), by and between General Cable Corporation, a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company ("Mellon").

                              B A C K G R O U N D:

         A. Pursuant to a certain Transfer Agent Agreement dated as of February 1, 2003 (the "Stock Transfer Agency Agreement"), by and between the Company and Mellon, Mellon currently performs transfer agency and other securities-related services for the Company.

         B. The Company has authorized 25,000,000 shares of preferred stock, of which 2,070,000 shares are designated as Series A Redeemable Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), initial liquidation preference $50.00 per share, governed by a Certificate of Designations of the Company, filed with the Secretary of State of the State of Delaware on November 21, 2003 (the "Certificate of Designations").

         C. On November 24, 2003, the Company issued 1,800,000 shares of Preferred Stock pursuant to a purchase agreement (the "Purchase Agreement") dated as of November 18, 2003 by and among the Company, and UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchasers") and may issue up to an additional 270,000 shares of Preferred Stock if the Initial Purchasers exercise their option to purchase such additional shares under the Purchase Agreement.

         D. Pursuant to the Certificate of Designations, the Company has the option to pay all or any part of a dividend on the shares of Preferred Stock by delivering to Mellon, as its transfer agent, shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, to be sold for cash to pay dividends to the Holders of the Preferred Stock. The Company is also entitled in certain other circumstances to make payments on the Preferred Stock through the delivery of Common Stock.

         E. The Company and Mellon desire to set forth the terms pursuant to which the Company will effect any such dividend or other payments by delivering shares of Common Stock to Mellon to be sold for cash to pay dividends to Holders of Preferred Stock and to make other payments by delivering shares of Common Stock for distribution to the Holders of Preferred Stock.

                              W I T N E S S E T H:

         NOW, THEREFORE, in consideration of the mutual premises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which each of the parties hereby acknowledges, the Company and Mellon hereby covenant and agree as follows:

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         1.       APPOINTMENT. The Company hereby appoints Mellon as its
transfer agent, registrar, paying agent and conversion agent to perform the express services described herein and in the Stock Transfer Agency Agreement (the "Services").

         2.       STOCK ISSUANCE AS PAYMENT OF DIVIDENDS.

                  (a) In the event the Company desires to pay all or any part of a dividend on the Preferred Stock with shares of Common Stock, the Company will deliver to Mellon a number of shares of Common Stock, which when sold, will result in net cash proceeds sufficient (together with any cash payments made by the Company to Mellon for such purpose) to permit Mellon to pay the applicable payment in cash to the Holders of shares of Preferred Stock, together with written instructions ("Instructions") for Mellon to facilitate such sales in accordance with this Agreement, which Instructions shall indicate the applicable payment date, the number of shares of Common Stock which Mellon is to deliver to the Broker (as hereinafter defined) for sale, the aggregate payment to be made on such payment date and any other specific instructions regarding the sale of the shares of Common Stock. The broker of the shares of Common Stock to be sold pursuant to the Instructions shall be Future Share Financial LLC or such other broker designated by Mellon (the "Broker").

                  (b) Upon receipt of such shares of Common Stock and the related Instructions, Mellon shall, not later than the Business Day following such receipt, deliver the shares of Common Stock to the Broker as is specified in the Instructions.

                  (c) The Company and Mellon agree to the following procedures with respect to any sale of Common Stock delivered by the Company to Mellon in connection with any payment of dividends on the Preferred Stock. The Company and Mellon agree to the following procedures with respect to any sale of Common Stock delivered by the Company to Mellon in connection with any payment to the Holders of Preferred Stock. Notwithstanding Section 1 above and Section 3 below, the Company may include with the Instructions or, at any other time, instructions Mellon is to forward to the Broker with respect to the sale of the Common Stock by the Broker including, without limitation, maximum and minimum sale prices, limit instructions, sale scheduling, sale blackout periods, commissions and brokerage fees. The Company may amend or revoke an Instruction at any time prior to Mellon having acted on such Instructions by notice to Mellon. Mellon agrees to direct the Broker to conduct sales of Common Stock delivered to it in accordance with the terms of this Agreement and any applicable Instructions and any amendments thereto; provided, however, Mellon shall have no duty to supervise the Broker or to investigate or inquire as to whether the Broker has complied with its instructions.

                  (d) Following each sale of shares of Common Stock by the Broker, notice thereof from the Broker, and receipt of the cash proceeds from such sale, Mellon is hereby authorized and instructed to issue the number of shares of Common Stock sold by the Broker in such denominations and registered in such names as the Broker shall instruct Mellon in writing. Upon such notice of each sale of shares of Common Stock and receipt of such cash proceeds, Mellon is hereby authorized and instructed to amend the Company's Common Stock register and deliver new shares of Common Stock to the Depository in book-entry form under the Full FAST program of the Depository pursuant to the information specified in the Broker's instructions.

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Mellon is hereby authorized and instructed to rely conclusively on the instructions of the Broker, and shall have no duty or obligation to investigate or inquire as to whether the information contained in such instructions is accurate.

                  (e) On receipt of the cash proceeds from the sale of shares of Common Stock by the Broker, Mellon is hereby authorized and instructed to make payment of all such cash proceeds, net of any brokers' fees or commissions (which such fees or commissions shall be specified in a notice from the Broker), from such sales to the Holders of record of Preferred Stock as of the relevant Dividend Payment Record Date by mailing a check to each Holder, payable to such Holder, to the address of record or dividend mailing address, with respect to such Holder's pro rata share of such net cash proceeds. Upon receipt of the cash proceeds from the sale of shares of Common Stock and prior to Mellon's distribution thereof, Mellon shall hold such proceeds in a non-interest bearing account.

         3. EXCLUSIVE BENEFIT OF THE HOLDERS. All shares of Common Stock delivered by the Company to Mellon pursuant to Section 2 of this Agreement, and the net cash proceeds from the sale of such shares of Common Stock, shall be held by Mellon as paying agent and transfer agent for the Company for the exclusive benefit of the Holders of the Preferred Stock.

         4. STOCK ISSUANCES FOR OTHER PAYMENTS. In the event the Company desires to make any payment to the Holders of Preferred Stock by issuing shares of Common Stock to such Holders (other than payment of dividends with shares of Common Stock), the Company will deliver to Mellon a sufficient number of shares of Common Stock to make such payment and together with written instructions, on or prior to the applicable payment date as specified in such instruction, Mellon shall deliver such shares of Common Stock to the Holders of Preferred Stock in accordance with the written instructions of the Company.

         5. ISSUANCE OF COMMON STOCK, PAYMENT OF DIVIDENDS AND OTHER PAYMENTS. The issuance and delivery of certificates evidencing any shares of Common Stock to Mellon and the payment of any amounts to Holders of the Preferred Stock, shall be effected in accordance with the Stock Transfer Agency Agreement and this Agreement.

         6. FEES AND EXPENSES. In consideration for Mellon's performing of the Services, the Company agrees to pay fees and reimburse Mellon for the reasonable expenses pursuant to the terms of the Stock Transfer Agency Agreement.

         7. REGISTRATION OF COMMON STOCK. Upon each issuance, all Common Stock delivered to Mellon pursuant to this Agreement shall be duly authorized, validly issued to the Holders of the Preferred Stock, fully paid, non - assessable and registered with the U.S. Securities and Exchange Commission pursuant to an effective Registration Statement under the Act, permitting the immediate sale of such Common Stock in the public market, and the Company shall provide a copy of such Registration Statement to Mellon and an opinion of counsel that the Common Stock has been registered for resale by the Holders of Preferred Stock pursuant to such Registration Statement and such resale is not in violation of the Act.

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         8.       INDEMNIFICATION. In performing the Services and taking,
suffering or omitting and action hereunder, each of the parties and their subsidiaries, affiliates, officers, directors and employees shall be entitled to all rights, benefits, protections, indemnities and exculpations accorded to it in the Stock Transfer Agency Agreement.

         9. TERMINATION. Either of the parties may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

         Prior to termination, Mellon agrees to provide its full cooperation in the orderly transition of the Services to the Company or the Company's designated agent including, but not limited to, packing and preparing for shipment any materials or goods to be transferred; provision of reports, files and similar media necessary for the continuation of such services; and assisting with the implementation and operation of transitional arrangements with respect to the Services.

         10. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         "ACT" means the Securities Act of 1933, as amended.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or U.S. Federal holiday or day on which Mellon is not open for business.

         "COMMON STOCK" has the meaning specified in the preamble to this Agreement.

         "COMPANY" has the meaning specified in the preamble to this Agreement.

         "DEPOSITORY" means The Depository Trust Company or its nominee and their respective successors.

         "DIVIDEND PAYMENT DATE" means February 24, May 24, August 24 and November 24 of each year, beginning on February 24, 2004.

         "DIVIDEND PAYMENT RECORD DATE" means January 31, April 30, July 31 and October 31 of each year.

         "HOLDER" means the person or entity in whose name the Preferred Stock is registered in the stock register of the Company.

         "MELLON" has the meaning specified in the preamble to this Agreement.

         "PREFERRED STOCK" has the meaning specified in the preamble to this Agreement.

         "SERVICES" has the meaning specified in Section 1 of this Agreement.

         "STOCK TRANSFER AGENCY AGREEMENT" has the meaning specified in the Preamble to this Agreement.

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         11.      NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission, or air courier which guarantees overnight delivery:

         if to the Company:

                           General Cable Corporation
                           4 Tesseneer Drive
                           Highland Heights, KY 41076
                           Attention: General Counsel

         with a copy to:

                           Blank Rome LLP
                           One Logan Square
                           Philadelphia, PA 19103
                           Attention: Matthew J. Siembieda, Esq.

         if to Mellon:

                           Mellon Investor Services LLC
                           One Mellon Center
                           500 Grant Street
                           Pittsburgh, Pennsylvania 15258-0001
                           Attention: Jackie Wadsworth

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient's facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

         12. NO THIRD PARTY BENEFICIARIES. Subject to Section 3, the provisions of this Agreement are intended to benefit only the parties and no rights shall be granted to any other person or entity by virtue of this Agreement.

         13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of each of the parties.

         14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

         15. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties.

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         16.      GOVERNING LAW. This Agreement shall be governed by, and
construed in accordance with, the laws of the State of New York, without regard to principle of conflicts of law.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized as of the day and year first above written.

                                     GENERAL CABLE CORPORATION

                                     By:      /s/ Robert J. Siverd
                                              ----------------------------------
                                              Robert J. Siverd
                                              Executive Vice President

                                     MELLON INVESTOR SERVICES LLC

                                     By:      /s/ Jackie Wadsworth
                                              ----------------------------------
                                              Jackie Wadsworth
                                              Vice President & Territory Manager

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